EX-23.1 7 CONSENT

MCCARTNEY ENGINEERING, LLC

CONSULTING PETROLEUM ENGINEERS
4251 KIPLING STREET, SUITE 575
WHEAT RIDGE, COLORADO 80033
303-830-7208

CONSENT OF INDEPENDENT CONSULTING PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Sun River Energy Inc. for the year ended April 30, 2012. We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from Sun River Energy, Inc.'s oil and gas reserves as of April 30, 2012 and to the inclusion of our reports dated August 8, 2012.

Sincerely,

McCartney Engineering, LLC
Colorado Registered Engineering #14618

Professional Qualifications of Jack A. McCartney, P.E.

Manager, McCartney Engineering, LLC

Mr. McCartney has been the Manager for McCartney Engineering, LLC since 1973. He has completed numerous field studies, reserve evaluations and reservoir simulation, unit equity determinations and producing rate studies. He has testified before the Oil and Gas Regulatory Commissions for Colorado, Wyoming, Nebraska, and North Dakota. Prior to forming McCartney Engineering he worked as a Reservoir Engineer for Davis Oil Company. Mr. McCartney received a B.S. in Petroleum Engineering from the Colorado School of Mines, and a M.S. Petroleum Engineering from the same university. He is a registered professional engineer in Colorado, No. 14618, and a member of the Society of Petroleum Engineers (SPE).